Exhibit 99.1

Arcellx Announces Oral Presentation for Its CART-ddBCMA Phase 1 Trial in Patients with Relapsed or Refractory Multiple Myeloma at the 65th ASH Annual Meeting and Exposition

— Abstract released today is from a June 2, 2023 data cut —

— Median duration of response, progression free survival, and overall survival rate not reached with median follow-up after CART-ddBCMA infusion of 22 months —

— A more recent data cut will be shared during the oral presentation with a median follow-up of 26.5 months —

— Company to host a live webcast event with an expert panel of clinicians —

REDWOOD CITY, Calif., November 2, 2023 /PRNewswire/ — Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today announced that new clinical data from its Phase 1 study of CART-ddBCMA in patients with relapsed or refractory multiple myeloma will be presented at the 65th American Society of Hematology (ASH) Annual Meeting and Exposition taking place December 9-12, 2023 in San Diego, California. The data in the ASH abstract published today is from a June 2, 2023 data cut. The oral presentation at ASH will be on Monday, December 11, 2023, at 5 p.m. PT and will include new data with a median follow-up of 26.5 months. The company will also have a medical affairs booth (#748) in Hall E of the San Diego Convention Center.

As detailed in the abstract (#1023), 38 patients were evaluable for efficacy and safety analysis as of the June 2, 2023 cutoff date, based on a median follow-up of 22 months following treatment. These evaluable patients comprised the dose escalation cohorts for the first dose level (100 (+/- 20) million CAR+ T cells, n=6) and the second dose level (300 (+/- 20) million CAR+ T cells, n=6), and a dose expansion cohort at 100 (+/- 20) million CAR+ T cells (n=26). The median dose administered to patients in the first dose level and dose expansion cohorts was 115 million CAR+ T cells. All patients evaluable for this analysis have poor prognostic factors with 38 of 38 (100%) patients triple-refractory, 26 of 38 (68%) penta-refractory, and 34 of 38 (89%) refractory to last-line of treatment by International Myeloma Working Group (IMWG) criteria. Additionally, 9 of 38 patients (24%) patients had high tumor burden with >60% bone marrow plasma (BMPC) cells, 13 of 38 patients (34%) patients had extramedullary disease (EMD), and 11 of 38 (29%) patients had high-risk cytogenetics (Del 17p, t(14;16), t(4;14)) at baseline. At baseline, 24 of 38 (63%) had at least one high risk clinical feature, defined as presence of EMD, BMPC >60% or B2M >5.5. All 38 patients had at least three prior lines of therapy.

The interim CART-ddBCMA Phase 1 clinical results (June 2, 2023 cutoff date) demonstrate deep and durable responses in patients with poor prognostic factors.

All Patients:

Of the 38 evaluable patients with a median follow-up of 22 months

•	100% overall response rate (ORR) achieved in all patients per IMWG criteria

•	29 of 38 evaluable patients achieved a complete response (CR) or a stringent complete response (sCR) (> CR rate, 76%)

•	35 patients achieved a very good partial response or higher (>VGPR rate, 92%)

Median duration of response, progression free survival (PFS), and overall survival were not reached at the time of the June 2, 2023 data cut because 25 of 38 (66%) evaluable patients had ongoing responses.

The Kaplan-Meier method estimated PFS rates for 6, 12, and 18 months were 92%, 74%, and 67% respectively. Durable responses were also observed in patients with high-risk features (EMD, BMPC ≥ 60%, or B2M ≥ 5.5 mg/L at baseline) and high-risk cytogenetics.

PFS rates at 6-, 12-, and 18 months by Kaplan-Meier method were:

	PFS Rates (%)
	6-month	12-month	18-month
All dosed (n=38)	92.1	74.3	67.5
Age ≥65 years (n=20)	95.0	84.4	78.4
Complete responders (n=29)	96.4	88.8	84.6
High Risk Features* (n=24)	91.7	73.3	68.1
Extramedullary Disease (n=13)	92.3	64.6	64.6
High Risk Cytogenetics (n=11)	81.8	70.1	70.1

*

High risk features defined as presence of EMD, BMPC ≥ 60, or B2M ≥5.5 mg/L. Note: increased from prior presentation from 22 to 24 subjects as a result of database update based on monitoring and query resolution.

CART-ddBCMA dosed at RP2D (115 million (+/- 10) CAR+ T cells) continues to be well-tolerated at the time of the data cut:

•	Adverse events with CART-ddBCMA, including CRS and ICANS, were manageable

•	No tissue-targeted toxicities were observed

•	No cases of delayed neurotoxicity events or parkinsonian symptoms were observed

ASH Presentation Details:

Title: Phase 1 Study of CART-ddBCMA for the Treatment of Patients with Relapsed and/or Refractory Multiple Myeloma: Results from at Least 1-Year Follow-up in All Patients

Speaker: Matthew J. Frigault, M.D., Clinical Director of the Cellular Therapy Service at Massachusetts General Cancer Center, and Assistant Professor at Harvard Medical School

Session Name: 704. Cellular Immunotherapies: Early Phase and Investigational Therapies: CAR-T Cell Therapies for Multiple Myeloma and B Cell Lymphomas

Session Date: Monday, December 11, 2023

Session Time: 4:30 - 6:00 p.m. PT (CART-ddBCMA oral presentation will be at 5 p.m. PT)

Location: San Diego Convention Center, Room 6A, San Diego, California

Publication Number: 1023

Webcast Event:

Arcellx will host a live webcast event with an expert panel of clinicians to discuss the clinical results on Monday, December 11, 2023 at 8 p.m. PT. The event will be accessible from Arcellx’s website at www.arcellx.com in the Investors section. A replay of the webcast will be archived and available for 30 days following the event.

About Multiple Myeloma

Multiple Myeloma (MM) is a type of hematological cancer in which diseased plasma cells proliferate and accumulate in the bone marrow, crowding out healthy blood cells and causing bone lesions, loss of bone density, and bone fractures. These abnormal plasma cells also produce excessive quantities of an abnormal immunoglobulin fragment, called a myeloma protein (M protein), causing kidney damage and impairing the patient’s immune function. Multiple myeloma is the third most common hematological malignancy in the United States and Europe, representing approximately 10% of all hematological cancer cases and 20% of deaths due to hematological malignancies. The median age of patients at diagnosis is 69 years with one-third of patients diagnosed at an age of at least 75 years. Because MM tends to afflict patients at an advanced stage of life, patients often have multiple co-morbidities and toxicities that can quickly escalate and become life-endangering.

About CART-ddBCMA

CART-ddBCMA is Arcellx’s BCMA-specific CAR-modified T-cell therapy utilizing the company’s novel BCMA-targeting binding domain for the treatment of patients with relapsed or refractory multiple myeloma. CART-ddBCMA is currently in a Phase 2 study. Arcellx’s proprietary binding domains are novel synthetic proteins designed to bind specific therapeutic targets. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy Designations by the U.S. Food and Drug Administration.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx’s lead product candidate, CART-ddBCMA, is being developed for the treatment of relapsed or refractory multiple myeloma (rrMM) in a Phase 2 pivotal trial. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also advancing its dosable and controllable CAR-T therapy, ARC-SparX, through two clinical-stage programs: a Phase 1 study of ACLX-001 for rrMM, initiated in the second quarter of 2022; and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome, initiated in the fourth quarter of 2022. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on X (formerly known as Twitter) (@arcellx) and LinkedIn.

About Arcellx and Kite Pharma Collaboration

Arcellx and Kite, a Gilead Company, formed a global strategic collaboration to co-develop and co-commercialize Arcellx’s CART-ddBCMA candidate for the treatment of patients with relapsed or refractory multiple myeloma currently in a pivotal Phase 2 study. Kite and Arcellx will jointly advance and commercialize the CART-ddBCMA asset in the United States, and Kite will commercialize the product outside the U.S.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including Arcellx’s plans for the clinical development of its product candidates, including anticipated announcements of additional data; Arcellx and Kite’s plans to advance and commercialize CART-ddBCMA; and the potential impact of Arcellx’s product candidates and platforms on patients and cell therapy. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Securities and Exchange Commission (SEC) on August 14, 2023 and the other documents that Arcellx may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media Contact

Andrea Cohen

Sam Brown Inc.

andreacohen@sambrown.com

917-209-7163

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